Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated August 23, 2018, with respect to the consolidated financial statements of Oclaro, Inc. included in its Annual Report on Form 10-K and this Current Report of Lumentum Holdings, Inc. on Form 8-K/A. We consent to the incorporation by reference of said report in the registration statements of Lumentum Holdings, Inc. on Forms S-8 (File No. 333-228905, File No. 333-215937, and File No. 333-205918).
/s/ GRANT THORNTON LLP
San Francisco, CA
February 15, 2019